Exhibit 99.1

FOR IMMEDIATE RELEASE

Primus Guaranty Reports First Quarter 2008 Financial Results

Hamilton, Bermuda – May 6, 2008 – Primus Guaranty, Ltd. (“Primus Guaranty” or “the company”) (NYSE: PRS), a leading provider of credit protection, announced today a GAAP net loss of $670.1 million, or negative $14.85 per diluted share for the first quarter of 2008, compared with a GAAP net loss of $9.7 million, or negative $0.22 per diluted share for the first quarter of 2007.

The GAAP net loss in the first quarter of 2008 substantially reflects changes in the unrealized market value of the company’s credit swap portfolio resulting from widening credit spreads.

Economic Results

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken as investments and any provisions for credit events. Applying these adjustments to GAAP revenues will derive “Economic Results revenues”. The company believes that quarterly fluctuations in the fair market value of its credit swap portfolio have little or no effect on the company’s operations. Economic Results provide a useful, and more meaningful, alternative view of the company’s performance and long-term trends in profitability.

During the first quarter of 2008, Economic Results were $22.1 million, or $0.49 per diluted share, compared with $13.2 million, or $0.30 per diluted share, in the first quarter of 2007.

Commenting on the company’s performance, Primus Guaranty, Ltd. Chief Executive Officer Thomas Jasper noted, “During the quarter we generated record Economic Results and a record Economic Return on Equity. While I am pleased with these results, the overall credit market environment in the first quarter was challenging and for the most part it remains challenging. We continue to be focused on the long-term and we are committed to leveraging our people, our credit market expertise, our flexible business model and our strong capital position to further build shareholder value.”

First Quarter Revenues

Economic Results revenues for the first quarter 2008 were $38.8 million, an increase of 29.3% from $30.0 million in the year-earlier quarter.

Primus Financial’s premium income for the first quarter of 2008 was $27.3 million, compared with $18.4 million in the same period of 2007, an increase of 48.4%. The increase reflects the growth of Primus Financial’s credit swap portfolio to $24.3 billion at the end of the first quarter 2008.

Realized credit mitigation costs from the Primus Financial portfolio of credit swaps sold were $2 thousand in the first quarter of 2008, compared with $993 thousand for the same period of the prior year. During the first quarter of 2008, the company also recorded an additional charge of $189 thousand in relation to the CDS of ABS.

During the fourth quarter of 2007, the company decided to discontinue Harrier Credit Strategies Master Fund LP (“Harrier”) and unwound a significant portion of its portfolio. The remaining Harrier positions were closed in the first quarter of 2008, and the company realized a net trading gain of $711 thousand.

Asset management fees on our corporate investment grade synthetic Collateralized Swap Obligations (CSO) and Collateralized Loan Obligations (CLO) in the first quarter 2008 were $1.1 million, up from $661 thousand from the year earlier quarter. The increase was primarily due to fees related to Primus CLO II, Ltd., which commenced activity in July 2007.

Consolidated interest income for the first quarter of 2008 was $9.2 million, a decrease of $800 thousand from $10.0 million in the first quarter of 2007. The decrease was primarily the result of a decline in short-term investment rates. The average investment yield in the first quarter of 2008 decreased to 4.28%, from 4.95% in the same quarter of 2007. The average investment balances were $860 million for the first quarter of 2008, compared with $806 million in the same quarter of 2007. The increase in invested balances was principally due to the operating cash flows from business activities.

GAAP revenues for the first quarter 2008 were negative $653.4 million, a decrease of $660.5 million from the year earlier quarter. The decline in GAAP revenues was substantially a result of increased unrealized mark-to-market losses on the portfolio of credit swaps, which was due to a widening in credit spreads. During the first quarter 2008, credit spreads widened substantially as the global credit markets experienced extremely difficult conditions, which led to greater volatility and a re-pricing of credit risk. The unrealized mark-to-market loss in Primus Financial was $686.8 million in the first quarter of 2008, compared with a loss of $21.3 million in the year earlier quarter.

Effective January 1, 2008, the Company adopted the accounting provisions of SFAS No. 157, Fair Value Measurements and SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities. The adoption of FAS 157 impacted the fair value calculation of derivative liabilities through the inclusion of an adjustment for non-performance risk as required under the standard.

First Quarter Operating and Financing Expenses

Our operating expenses were $10.0 million, excluding financing expenses, in the first quarter of 2008, compared with $10.0 million in the first quarter of 2007.

Financing costs, which include distributions on preferred shares and interest expense, were $6.7 million in the first quarter of 2008, compared with $6.8 million in the year earlier quarter. The lower financing costs are mainly attributable to lower short-term interest rates. During the first quarter of 2008, our auction rate debt and preferred securities continued to reset at the maximum rates. The company’s outstanding debt and preferred securities is all long-term, with the first maturity in 2021.

Credit Swap Portfolio - Primus Financial

At March 31, 2008, Primus Financial’s combined portfolio of credit swaps sold totaled $24.3 billion compared with $23.0 billion at December 31, 2007. The combined portfolio had a weighted average original premium of 44.8 basis points, a weighted average rating of A/A3, and an average remaining tenor of 3.6 years as of March 31, 2008.

Single Name Credit Swaps

At March 31, 2008, Primus Financial’s portfolio of single name credit swaps sold totaled $19.5 billion, with a weighted average premium of 44.8 basis points and a weighted average credit rating of A-/Baa1, which represented 594 reference entities. In the first quarter 2008, new transaction volume for single name credit swaps sold was $1.2 billion, with a weighted average premium of 71.4 basis points, an average original tenor of 5.17 years, and a weighted average credit rating of A-/A3.

Bespoke Tranches

At March 31, 2008, Primus Financial’s bespoke tranches sold totaled $4.7 billion, with a weighted average premium of 43.1 basis points and a weighted average rating of AA+/Aa1. We did not transact any new bespoke tranches during the first quarter of 2008.

Credit Swaps on Asset Backed Securities

At March 31, 2008, Primus Financial’s portfolio of credit swaps sold on asset backed securities (CDS of ABS) totaled $75.0 million, with a weighted average premium of 144.2 basis points. We did not transact any new CDS of ABS during the first quarter of 2008.

In the fourth quarter of 2007, the company created a provision of $40.9 million in its Economic Results for credit events that occurred in January 2008 with respect to six credit swap transactions in the portfolio of CDS of ABS. During the first quarter of 2008, of the six ABS credit swaps which suffered a credit event, one counterparty delivered to

Primus Financial an ABS security with a $5 million face amount and Primus Financial paid $5 million to the counterparty, which represented the notional amount on the swap. The swap was terminated as a result of the physical settlement and Primus Financial will no longer receive credit swap premiums from the counterparty. As the owner of the ABS, Primus Financial is entitled to receive payments of principal and interest thereon. Based on the value of the delivered bond at its delivery date, the company increased the provision by an additional $189 thousand in the first quarter of 2008.

Balance Sheet

At March 31, 2008, total assets, on a GAAP basis, were $900.6 million, an increase of $12.0 million from December 31, 2007.

At March 31, 2008, GAAP net shareholders’ equity was negative $763.7 million, compared with negative $93.5 million at December 31, 2007. GAAP book value per basic share was negative $16.89 as of March 31, 2008, compared with negative $2.08 at December 31, 2007.

Economic equity was $433.1 million at March 31, 2008, compared with $409.9 million at December 31, 2007. Economic book value per basic share was $9.58 as of March 31, 2008, compared with $9.10 at December 31, 2007.

Total cash, cash equivalents and available-for-sale investments at March 31, 2008 were $871.0 million, of which $773.9 million was held at Primus Financial. This capital supports Primus Financial’s portfolio and its AAA/Aaa ratings.

Net unrealized losses on Primus’ portfolio of credit swaps was approximately $1.2 billion at March 31, 2008, compared with a $544.1 million loss at December 31, 2007. The change in net unrealized losses was due to increases in market credit swap premium levels, which resulted in a net decrease in the value of the consolidated portfolio.

Earnings Conference Call

Primus Guaranty will host a conference call Tuesday, May 6, 2008 at 11 a.m. Eastern Standard Time to discuss its first quarter 2008 earnings, which are scheduled for release between 7 a.m. and 9 a.m. Eastern Standard Time Tuesday, May 6, 2008. A copy of the earnings press release and financial supplement will be available in the Investor Relations section of the company’s website, located at www.primusguaranty.com.

The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ by dialing 800.299.7635 (domestic) and 617.786.2901 (international), Passcode 49602814.

A replay of the call will be available from Tuesday, May 6, 2008 at 1 p.m. Eastern Standard Time until Tuesday, May 27, 2008 at 5 p.m. Eastern Standard Time. To listen to the replay, dial 888.286.8010 (domestic) or 617.801.6888 (international), Passcode 28930654.

Supplemental financial information, including additional portfolio and historical data, will be available on Primus Guaranty, Ltd.’s website under “Investor Relations-Webcasts” or by clicking on www.primusguaranty.com

About Primus Guaranty

Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC, and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investor Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our Annual Report on Form 10-K, as filed with the SEC.

Primus Guaranty, Ltd.

Condensed Consolidated Statements of Financial Condition

(in thousands except per share amounts)

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$453,822	$242,665
Available-for-sale investments	417,194	617,631
Accrued interest receivable	7,700	7,684
Accrued premiums and receivables on credit and other swaps	4,033	4,187
Unrealized gain on credit and other swaps, at fair value	24	606
Fixed assets and software costs, net	4,960	5,036
Debt issuance costs, net	6,887	6,965
Other assets	5,973	3,872
Total assets	$900,593	$888,646
Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$1,927	$2,182
Accrued compensation	2,500	5,957
Interest payable	523	831
Unrealized loss on credit and other swaps, at fair value	1,230,826	544,731
Accrued premiums and payables on credit and other swaps	457	1,770
Long-term debt	329,032	325,904
Restructuring liabilities	—	1,709
Other liabilities	523	503
Total liabilities	1,565,788	883,587
Preferred securities of subsidiary	98,521	98,521
Commitments and contingencies
Shareholders’ equity (deficit)
Common shares, $0.08 par value, 62,500,000 shares authorized, 45,220,938 and 45,035,593 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	3,618	3,603
Additional paid-in-capital	281,354	280,224
Accumulated other comprehensive loss	(6,033)	(4,712)
Retained earnings (deficit)	(1,042,655)	(372,577)
Total shareholders’ equity (deficit)	(763,716)	(93,462)
Total liabilities, preferred securities of subsidiary and shareholders’ equity (deficit)	$900,593	$888,646

Primus Guaranty, Ltd.

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended March 31,
	2008	2007
	(unaudited)
Revenues
Net credit swap revenue (loss)	$(663,615)	$(4,877)
Asset management and advisory fees	1,090	661
Interest income	9,194	9,977
Other trading revenue	—	1,259
Foreign currency revaluation gain (loss)	(25)	51
Total net revenues (losses)	(653,356)	7,071
Expenses
Compensation and employee benefits	6,191	6,004
Professional and legal fees	1,023	976
Depreciation and amortization	329	577
Technology and data	1,111	877
Interest expense	4,891	4,862
Other	1,323	1,535
Total expenses	14,868	14,831
Distributions on preferred securities of subsidiary	1,805	1,902
Loss before provision for income taxes	(670,029)	(9,662)
Provision for income taxes	49	56
Net loss available to common shares	$(670,078)	$(9,718)
Loss per common share:
Basic	$(14.85)	$(0.22)
Diluted	$(14.85)	$(0.22)
Average common shares outstanding:
Basic	45,108	44,164
Diluted	45,108	44,164

Primus Guaranty, Ltd.

Regulation G Disclosure

Economic Results

March 31, 2008

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken as investments and any provisions for credit events. Applying these adjustments to GAAP revenues will derive “Economic Results revenues”. The company believes that quarterly fluctuations in the fair market value of its credit swap portfolio have little or no effect on the company’s operations. Economic Results provide a useful, and more meaningful, alternative view of the company’s performance and long-term trends in profitability.

In the fourth quarter of 2007, the company created a provision of $40.9 million in its Economic Results for credit events that occurred in January 2008 with respect to six credit swap transactions in the portfolio of CDS of ABS. During the first quarter of 2008, one counterparty delivered to Primus Financial an ABS security with $5 million face amount and Primus Financial paid $5 million to the counterparty. That swap was terminated as a result of the physical settlement and Primus Financial will no longer receive credit swap premiums from the counterparty. As the owner of the ABS, Primus Financial is entitled to receive payments of principal and interest thereon. Based on the value of the delivered bond at its delivery date, the company increased the provision by an additional $189 thousand in the first quarter of 2008.

Economic Earnings per Diluted Share

	Three Months Ended March 31,
(in 000’s except per share amounts)	2008	2007
GAAP net income (loss)	$(670,078)	$(9,718)
Adjustments:
Less: Change in unrealized fair value of credit swaps sold (gain)/losses	686,772	21,332
Less: Realized gains from early termination of credit swaps sold	(24)	(244)
Add: Amortization of realized gains from the early termination of credit swaps sold	733	1,833
Less: Provision for credit event	(189)	—
Add: Deduction against provision for credit events	4,875	—
Net Economic Results	$22,089	$13,203
Economic earnings (loss) per diluted share	$0.49	$0.30
Economic weighted average common shares outstanding-diluted	45,116	44,723

Economic Book Value per Share

	March 31, 2008	December 31, 2007
GAAP Shareholders’ Equity	$(763,716)	$(93,462)
Adjustments:
Add: Accumulated other comprehensive loss	6,033	4,712
Less: Unrealized fair value of credit swaps sold (gain)/loss	1,230,801	544,029
Less: Realized gains from early termination of credit swaps sold	(33,570)	(33,546)
Add: Amortized realized gains from the early termination of credit	29,779	29,046
Less: Provision for credit event	(41,069)	(40,880)
Add: Deduction against provision for credit events	4,875	—
Economic Shareholders’ Equity	$433,133	$409,899
Economic book value per share-basic	$9.58	$9.10
GAAP book value per share-basic	($16.89)	($2.08)
Common shares outstanding-basic	45,221	45,030